EXHIBIT 10.5

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made as of the 17th day of July 2012 (“Effective Date”) by and between Tornier Inc., and all subsidiaries and affiliates owned or controlled, directly or indirectly, by Tornier (“Tornier”), located at 7701 France Avenue South, Suite 600, Edina, MN 55435 and Carmen Diersen (“Consultant”) (Tornier and Consultant being referred to individually as “Party” and collectively as “Parties”).

NOW, THEREFORE, in consideration of the mutual promises exchanged herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agrees as follows:

1. Consulting Services. Consultant agrees to render consulting services of the nature described in the Addendum signed by the Parties and attached hereto, and as may be requested from time to time by Tornier. The Addendum is incorporated into and made part of this Agreement. Consultant may determine, in Consultant’s sole discretion, the means and manner of performing the Services except as expressly limited by this Agreement. Tornier retains the right to require that Consultant satisfactorily perform the Services. Consultant will be responsible for furnishing such supplies, tools and equipment as may be necessary to complete Consultant’s tasks under this Agreement. Consultant shall perform and/or personally supervise all services provided to Tornier under this Agreement. In performing the services under this Agreement, Consultant may but is not required to utilize Tornier offices and equipment. Consultant may set her own hours with respect to Consultant’s duties under this Agreement. Nothing in this Agreement shall be construed so as to prohibit Consultant from pursuing other work, except to the extent that such work would conflict with Consultant’s duties under this Agreement.

2. Compensation. Tornier shall pay to Consultant, as compensation for the services performed hereunder, the amount or amounts stated in the Addendum to this Agreement. Tornier shall be responsible to pay for hours actually worked by Consultant in performing services under the Addendum, subject to the minimum monthly payment, but Tornier shall not be responsible for payment for normal commuting time nor, if travel is required, for travel time in excess of a total time of 8 hours per day. Tornier will reimburse Consultant for all agreed-upon travel (other than the normal daily expenses of working and commuting) and other reasonable expenses incurred in connection with performing services for Tornier. Consultant will submit invoices to Tornier at least once per month, and payment of agreed-upon charges will be made within 30 days of receipt of invoice. If invoices are not submitted within 90 days after services are performed, Tornier will not consider invoices for payment. The Consultant agrees not to incur any expenses in Tornier’s name without the prior written authorization of Tornier.

3. Taxes. Consultant is an independent contractor and shall have sole responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by Tornier to Consultant hereunder and any amounts paid by Consultant to her employees. Consultant shall indemnify and hold Tornier harmless against any claim or liability (including penalties) resulting from failure of Consultant to pay such taxes or contributions, or failure of Consultant to file any such tax forms. Tornier shall file and provide to consultant the appropriate Form 1099 relating to payments made pursuant to this Agreement.

4. Insurance. Consultant will maintain, at Consultant's expense, such insurance as will fully protect Consultant from any claims for damage for bodily injury, including death, and for property damage, which may arise from Consultant's activities under this Agreement, whether such activities are performed by Consultant or by any subcontractor or anyone directly or indirectly employed by either of them.

5. Confidential Information. Confidential Information shall mean written information, oral information, or information obtained by the inspection of tangible objects, that relates to, business, technical, customer, marketing, and financial information (whether written, oral or otherwise), including without limitation, ideas, inventions, trade secrets, know how, documents, charts, lists, software, drawings, materials, goods, product designs and plans, equipment or samples, disclosed or delivered to Consultant by Tornier, or arising from work or services done by Consultant for Tornier. Confidential Information shall not include to any information for which that Consultant can demonstrate by competent written proof was (a) known to the public at the time of Tornier's disclosure to Consultant or entered the public domain thereafter through no fault of Consultant; (b) in Consultant's possession free of any obligation of confidentiality at the time of Tornier's disclosure to Consultant; or (c) rightfully communicated to Consultant by a third party who was not under any obligation of confidentiality.

6. Authorized Uses. Confidential Information shall be used by the Consultant only for purposes authorized in writing by Tornier, shall be treated by the Consultant as confidential proprietary information of Tornier, and shall not be reproduced or disclosed or made available to others without prior written permission of Tornier except to those that have a specific need to know. The Consultant shall take at least those measures that Consultant takes to protect its own highly confidential information. The Consultant shall reproduce Tornier’s proprietary rights notices on any such approved copies, in the same manner in which such notices were set forth in or on the original. The authorized uses of Confidential Information are limited to (a) performing the consulting services described in the Addendum; (b) supplying Tornier with goods or services; or (c) any other purpose Tornier may hereafter authorize in writing. Consultant will immediately notify Tornier of receipt by Consultant or any of her agents of any process, subpoena, demand, or request by any third party, requiring or requesting the production of Confidential Information.

7. Title. The title to the Confidential Information provided to the Recipient by the Discloser, including without limitation any tangible property, shall be vested in the Discloser. Nothing in this Agreement is intended to grant any rights to the Interested Party under any patent, mask work right or copyright of Tornier, nor shall this Agreement grant the Interested Party any rights in or to Confidential Information except as expressly set forth herein.

8. Representations, Warranties and Indemnification.

8.1 The Consultant represents that during the term of this Agreement no business relationships, employment relationships and consulting obligations of the Consultant shall be a conflict with the obligations to Tornier set forth herein, or involve the disclosure of Confidential Information, and or interfere with the performance of the Consultant’s obligations under this Agreement.

8.2 The Consultant warrants to Tornier that the Consultant: (a) has the right to enter into this Agreement, (b) has no obligations to any other person or organization that are in conflict with the Consultant’s obligations under this Agreement, and (c) that all Inventions and Preexisting Materials (as defined herein) are and will be original, and will not infringe the copyrights, trade secrets, rights of privacy or similar proprietary rights of others. The Consultant agrees to indemnify and hold harmless Tornier against any expenses, damages, costs, losses and fees (including legal fees) incurred by Tornier in any suit, claim or proceeding brought by a third party and which is based on facts which constitute a breach of any of the warranties in this Paragraph.

9. Term and Termination.

9.1 Upon a material breach of either this Agreement or the Separation Agreement and Release of Claims Agreement by and between the parties of even date herewith, either Party shall have the right to terminate this Agreement upon ten days written notice to the other Party.

9.2 This Agreement shall automatically expire on July 16, 2013, unless extended by the mutual written agreement of the Parties.

9.3 In the event that Employee accepts other full-time employment, full-time engagement as an independent contractor or otherwise engages in her own business on a full-time basis prior to July 17, 2013, this Agreement shall automatically expire on the effective date of such employment or other engagement.

9.4 The continuing obligations of Consultant under this Agreement with respect to Confidential Information shall survive for five years after the termination date of this Agreement.

10. Independent Contractor/No Agency. Nothing in this Agreement may be construed to establish Tornier as an employer and Consultant as an employee, to establish either party hereto as a partner or agent of the other party, or to create any other form of legal association that would impose liability upon a party for any act or omission of the other party or provide a party with the right, power, or authority to create or impose any duty or obligation on the other party, it being intended that each party hereto shall remain an independent contractor acting in its own name and for its own account. Consultant agrees that the Consultant is not entitled to any Tornier employee benefits or benefit plans of any kind, including but not limited to, worker’s compensation insurance, unemployment insurance, health insurance, life insurance, pension plan or any other benefit or insurance that Tornier provides to its employees. In the event the United States Internal Revenue Service (“IRS”) makes a determination contrary to the status of consultant, Consultant will furnish to Tornier a completed and fully executed IRS Form 4669 on or before April 15 of the year such request is made by Company. The submission of such Form 4669 will not be deemed to create an employer-employee relationship. Consultant will not take a position on its income tax return inconsistent with Consultant’s status as an independent contractor and will cooperate in any inquiry and dispute regarding Consultant’s status as an independent contractor that may arise from an IRS audit of Tornier.

11 Third-party Confidential Information. The Consultant understands that Tornier does not desire to receive any confidential information in breach of the Consultant’s obligation to others and agrees that during the term of this Agreement, the Consultant will not disclose to Tornier or use in the performance of services for Tornier, any confidential information in breach of the obligations to any third party.

12. Use of Consultant’s Written Materials. Tornier shall have the right, at no additional charge, to use, modify, reproduce and prepare derivative works based on the Consultant’s documentation and literature, provided to Tornier by Consultant in connection with the performance of services under this Agreement, including without limitation, operating and maintenance manuals, technical publications, prints, drawings, training manuals, sales literature, and other similar materials.

13. No Commitment. It is understood that this Agreement does not obligate Tornier to request proposals, bids, or estimates from or to enter into contracts or place orders with the Consultant, and does not constitute all of the conditions or terms of a contract, request, or order from Tornier to the Consultant. Further conditions and terms of any such contract, request, or order shall be agreed upon between Parties from time to time.

14. No Reverse Engineering. Except as expressly provided herein, the Consultant shall not (a) reverse engineer or analyze samples furnished by Tornier, (b) create derivatives of such samples for commercial purposes, or (c) file any patent application containing a claim to any subject matter derived from the Confidential Information, without the prior written consent of Tornier.

15. Return of Confidential Information. At any time upon Tornier’s request, or upon the termination of this Agreement, all records and any compositions, articles, devices, Inventions and other items which disclose or embody Confidential Information (and all copies thereof) shall be promptly returned to Tornier and not retained by the Consultant or the Consultant representatives in any form. Analyses, summaries or other writings prepared by the Consultant or the Consultant advisors based on the Confidential Information shall be promptly destroyed and all electronic memories data containing Confidential Information, including archival media, shall be promptly purged of such Confidential Information.

16. Injunctive Relief. The Consultant also agrees that, in the event of any breach or threatened breach, Tornier will be entitled to equitable relief, including injunctive relief and specific performance without posting a bond. Such relief will not be exclusive of Tornier, but will be in addition to all other remedies. In the event disclosure is legally compelled, the Consultant shall provide Tornier with prompt written notice so that Tornier can seek appropriate protections and remedies.

17. Disclaimer. Tornier provides Confidential Information disclosed hereunder on an “AS IS” basis, without warranties of any kind. Without limiting the foregoing, Tornier does not represent or warrant that such Confidential Information is accurate, complete or current. The disclosure of Confidential Information is for discussion purposes only. Tornier may change the content of Confidential Information at any time at Tornier’s sole discretion.

18. Applicable Law and Jurisdiction. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota (without giving effect to the choice of law principles thereof). Tornier and Consultant each hereby (a) agrees that any action, cause of action, claim, or dispute arising under or relating to this Agreement must be brought only in the courts of the State of Minnesota, located in the County of Hennepin, or the federal court of the United States located in the District of Minnesota, (b) expressly consents to personal jurisdiction in the State of Minnesota, with respect to such action, cause of action, claim, or dispute, (c) irrevocably and unconditionally consents to the exclusive jurisdiction and venue of such courts for the purposes of enforcing the terms of this Agreement or interpreting any provision, remedying any breach, or otherwise adjudicating any action, cause of action, claim, or dispute of or under this Agreement, (d) irrevocably and unconditionally waives any objection to the jurisdiction and venue required in this Section 18, and (e) agrees not to plead or claim in any such court that any such action, cause of action, claim, or dispute has been brought in an inconvenient forum. The Consultant hereby irrevocably appoints the Secretary of State of the State of Minnesota as her agent for service of any process, summons or other document related to initiating any action hereunder to enforce the rights of Tornier.

19. Miscellaneous. No amendment to this Agreement shall be binding upon the Parties unless it is in writing and executed by both Parties. The failure of either Party at any time to require performance of any provision of this Agreement or to exercise any right provided for herein shall not be deemed a waiver of such provision or such right. All waivers must be in writing. Unless the written waiver contains an express statement to the contrary, no waiver by either Party of any breach of any provision of this Agreement or of any right provided for herein shall be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement. All remedies provided for in this Agreement shall be cumulative and in addition to and not in lieu of any other remedies available to either Party at law, in equity or otherwise. This Agreement contains the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all previous communications, negotiations and agreements, whether oral or written, between the parties with respect to such subject matter. If any provision or clause of this Agreement, or the application thereof under certain circumstances is held invalid, the remainder of this Agreement, or the application of such provision or clause under other circumstances, shall not be affected thereby.

20. Assignment. Tornier reserves the right to assign all or part of its rights under this Agreement. Tornier agrees to notify Consultant within thirty days of such assignment.

21. Indemnification. All representatives of Consultant, while on Tornier’s premises shall comply with all reasonable rules and regulations established by Tornier. Consultant hereby agrees to indemnify and hold harmless Tornier and its affiliates, and their officers, agents and employees, from and against any and all liability, loss, damage, cost and expense (including attorneys fees) on account of any claim, suit or action made or brought against Tornier, or their officers, agents or employees, arising from the services performed by Consultant hereunder, including any act of negligence of Consultant or its employees in connection with such services, or arising from any accident, injury or damage caused to any person or to the property of any person during the performance of such services, or arising from injury (including death) to any of Consultant's employees or damage to or loss of Consultant's property while on the premises of Tornier in connection with this Agreement.

22. Non-compete. Consultant agrees that the Restricted Period referenced in Sections 7(a) and 7(c) of her Employment Agreement dated June 21, 2010, is extended for a period of one (1) year after the termination or expiration date of this Agreement and that subject to that extension of the Restricted Period, the terms of Sections 7(a) and 7(c) of the Employment Agreement are hereby incorporated into and made part of this Agreement by reference.

23. Export Control. The Consultant agrees not to export, directly or indirectly, any U.S. source technical data acquired from Tornier or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their authorized representatives as of the date written below.

CONSULTANT	TORNIER, INC.

/s/ Carmen Diersen	/s/ Douglas W. Kohrs

Carmen Diersen	Douglas W. Kohrs
President and Chief Executive Officer

7/17/12	7/17/12

Date	Date

ADDENDUM

to the

TORNIER CONSULTING AGREEMENT

NATURE OF CONSULTING SERVICES

It is expected that Tornier will pay all direct out-of-pocket expenses in connection with the Consulting Services, provided that Consultant obtains Tornier’s advanced written authorization before obligating Tornier for any such out-of-pocket expenses.

CONSULTANT’S FEE

Tornier agrees to pay Consultant $2,500 per month, not to exceed 15 hours per month, beginning effective July 17, 2012, and ending on July 16, 2013, pro-rated for any partial month. Consultant may work in excess of 15 hours per month only with prior written consent of Tornier. Tornier agrees to pay Consultant $150 per hour for such excess service time. Invoices for services shall be monthly as work progresses (but in no event later than forty-five days after such services are rendered). Tornier will also reimburse Consultant only for pre-approved travel expense.

CONSULTANT’S POINT OF CONTACT AT TORNIER

Consultant’s point of contact at Tornier shall be Douglas Kohrs. All questions regarding this Agreement should be directed to the point of contact.

CONSULTANT	TORNIER

/s/ Carmen Diersen	/s/ Douglas W. Kohrs

Signature, individually and on behalf	Douglas W. Kohrs
of the business identified above

President and Chief Executive Officer

Title	Title

7/17/12	7/17/12

Date	Date